Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 26, 2020 relating to the financial statements and financial statement schedule of Moelis & Company and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 6, 2020